Exhibit 4.1

AMENDMENTS TO RIGHTS AGREEMENT

Amendment, dated as of January 25, 2017 (this “Amendment”), by and between Univest Corporation of Pennsylvania (the “Corporation”) and Broadridge Corporate Issuer Solutions, Inc., as duly appointed rights agent (the “Rights Agent”) to the Rights Agreement, dated as of September 30, 2011 (the “Rights Agreement”), by and between the Corporation and the Rights Agent.

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights Agreement to January 25, 2017; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, on January 25, 2017, the Board of Directors of the Corporation approved an amendment to the Rights Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. The definition of “Final Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Final Expiration Date” shall mean January 25, 2017.

2. Exhibits A, B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3. Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts negotiated, made and to be performed entirely therein.

5. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

6. This Amendment shall be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.

7. This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8. The undersigned officer of the Corporation, being duly authorized on behalf of the Corporation, hereby certifies in his or her capacity as an officer on behalf of the Corporation to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

9. By its execution and delivery hereof, the Corporation directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Corporation and the Rights Agent as of the effective time stated above.

UNIVEST CORPORATION OF PENNSYLVANIA

By:	/s/ Jeffrey M. Schweitzer
	Name:	Jeffrey M. Schweitzer
	Title:	President and Chief Executive Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., as Rights Agent

By:	/s/ John P. Dunn
	Name:	John P. Dunn
	Title:	Vice President